                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 13, 1996, amending and restating the Agreement and Plan of Merger dated as of April 16, 1996 (as amended and restated, this "Agreement"), by and between R&G FINANCIAL CORPORATION, a corporation organized under the laws of the Commonwealth of Puerto Rico ("Financial"), R-G PREMIER BANK OF PUERTO RICO, a commercial bank chartered under the Puerto Rico Banking Law of 1933, as amended (the "Banking Law") (the "Bank"), and R-G INTERIM PREMIER BANK ("Interim"), a Puerto Rico chartered commercial bank organized for the sole purpose of consummating the transactions provided for herein.

                                   WITNESSETH:

     WHEREAS, the Bank is organized under the Banking Law and has its principal place of business at 280 Jesus T. Pinero Avenue, Hato Rey, Puerto Rico, with an authorized capital of 10,000,000 shares of common stock, par value $1.00 per share (the "Bank Common Shares"), of which 2,089,653 are issued and outstanding, and 2,000,000 shares of preferred stock, of which 400,000 shares of its "Non-Cumulative Perpetual Preferred Stock, 1995 Series A (Par Value $1.00 Per Share, Liquidation Preference $25.00 Per Share)" are issued and outstanding (the "Bank Preferred Shares");

     WHEREAS, Financial is authorized to issue shares 10,000,000 of its Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and 15,000,000 shares of its Class B Common Stock, par value $0.01 per share (the "Class B Shares", and with the Class A Shares, the "Financial Common Shares");

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                                       -2-


     WHEREAS, Financial has previously filed an application with the Board of Governors of the Federal Reserve Board (the "FRB") to become a bank holding company of the Bank (the "Reorganization");

     WHEREAS, Financial intends to file a Registration Statement with the Securities and Exchange Commission with respect to Class B Shares, and, following the approval of its bank holding company application and the consummation of the Reorganization, Financial intends to conduct a firm commitment initial public offering with respect to a portion of its Class B Shares;

     WHEREAS, in connection with the Reorganization, Mr. Victor J. Galan desires to contribute to Financial (a) his 100% ownership of the outstanding common stock of R&G Mortgage Corp. and (b) all of his 1,840,982 shares of outstanding Bank common stock (the "Galan Shares") in exchange for a number of Class A Shares, and Financial desires to acquire, in addition to the Galan Shares, all of the remaining outstanding Bank Common Shares not owned by it (the "Remaining Shares") in exchange for a number of Class B Shares (the "Financial Exchange Shares");

     WHEREAS, the parties have determined that it is in the best interest of their respective shareholders that the number of Financial Common Shares to be exchanged for Bank Common Shares (the "Exchange Transaction") be determined in connection with Financial's underwritten public offering of Class B Shares;

     WHEREAS, Financial will cause Interim to be organized solely to facilitate the Exchange Transaction, with its principal office at the same address as that of the Bank, with all of the shares of capital stock of Interim to be issued prior to the Merger to be held by Financial (except for any shares that may be required to be held by the directors of Interim as Qualifying Shares prior to the merger described herein); and

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                                       -3-

     WHEREAS, upon the receipt of all applicable regulatory approvals, Interim shall be merged with and into the Bank ("Merger"), and the Exchange Transaction shall be consummated;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, Financial, the Bank and Interim hereby agree that, subject to the conditions hereinafter set forth, Interim shall be merged with and into the Bank with the Bank as the Resulting Bank. The terms and conditions of the Merger shall be as follows:

     1.   REGULATORY APPROVALS.

          (a) The Merger shall not become effective until receipt of all requisite approvals of (i) the FRB in connection with the Reorganization and
(ii) the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Commissioner of Financial Institutions for the Commonwealth of Puerto Rico ("OCFI") with respect to the Merger, and the expiration of all applicable waiting periods.

          (b) Financial, the Bank and Interim shall have obtained all other consents, permissions and approvals and taken all actions required by law or agreement, or deemed necessary by such parties prior to the consummation of the Agreement.

     2.   CONDITIONS TO EFFECTIVENESS OF MERGER.

          The Merger shall not become effective until (a) the Securities and Exchange Commission and any applicable state securities commission shall have declared effective the Registration Statement with respect to the Class B Shares to be offered to the public in an underwritten public offering as well as the Financial Exchange Shares which are the subject of the Exchange Transaction (the "Registered Class B Shares");

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                                       -4-

and (b) the initial public offering price shall have been established with respect to the Registered Class B Shares.

     3.   IDENTITY AND NAME OF RESULTING BANK.

          The Bank shall be the Resulting Bank in the Merger, which shall continue to operate under its present name.

     4.   OFFICES OF RESULTING BANK.

          The home office of the Resulting Bank shall be the Bank's main office located at 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico.

     5.   THE RESULTING BANK'S ARTICLES OF INCORPORATION AND BYLAWS.

          The Articles of Incorporation and Bylaws of the Bank as in effect immediately prior to the effectiveness of the Merger shall be the Articles of Incorporation and Bylaws of the Resulting Bank, with no amendment being made as part of the Merger.

     6.   EFFECTIVE DATE.

          The effective date of the Merger ("Effective Date") shall be the date as soon as practicable after the issuance by the FDIC and OCFI of all requisite approvals, certificates and documents as may be required in order to cause the Merger to become effective and the expiration of all applicable waiting periods. The Merger shall become effective at the time this Agreement is properly perfected and filed in accordance with the Banking Law.

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                                       -5-

     7.   BANK STOCKHOLDER APPROVAL.

          The affirmative vote of the holders of more than three-fourths of the aggregate issued and outstanding Bank Common Shares and Bank Preferred Shares shall be required to approve this Agreement. The Bank will take any action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of stockholders, or to take such other action as is permitted by law, as promptly or practicable after the date hereof to consider and vote upon the approval of this Agreement. Notice shall be given to Bank stockholders of such meeting, of the transaction contemplated by this Agreement, and of the intention of Mr. Victor J. Galan to vote all of the Galan Shares, which represent a controlling interest in the Bank's capital stock, in favor of the transaction, and of the intention of R&G Mortgage Corp., as the sole holder of the Bank Preferred Shares, to vote such shares in favor of the transaction.

     8.   INTERIM STOCKHOLDER APPROVAL.

          The approval of Financial, as the sole stockholder of Interim, shall be required to approve this Agreement.

     9.   CONVERSION OF OUTSTANDING BANK COMMON STOCK.

          (a)  Upon the Effective Date:

               (i) (A) Each Bank Common Share outstanding immediately prior to the Effective Date (EXCEPT FOR such Bank Common Shares held by Financial) shall, without any further action on the part of the Bank or any other person, constitute and be converted into and there shall be allocated to the recordholder thereof, the following:
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                                       -6-

               (I) in the case of the Galan Shares, an obligation of the Resulting Bank (a "Class A Obligation") to cause Financial to deliver to the holder thereof the corresponding number of Class A Shares for each Bank Common Share so converted, as determined pursuant to subparagraph C below; provided, however, that if on or prior to the Effective Date, Mr. Galan shall have transferred to Financial all or any part of the Galan Shares in exchange for Class A Shares, the Galan Shares thus acquired by Financial shall not be converted into Class A Obligations but will be unaffected by the Merger and shall constitute and continue to be one share of common stock of the Resulting Bank; and

               (II) in the case of the Remaining Shares, an obligation of the Resulting Bank (a "Class B Obligation", and with the Class A Obligation, the "Obligations") to cause Financial to deliver to the holder thereof the corresponding number of Financial Exchange Shares for each Bank Common Share so converted, as determined pursuant to subparagraph C below.

                    (B) Such conversion and allocation of the Bank Common Shares shall not in any way preclude or prevent any such holder from exercising his statutory right to dissent from the Merger, to demand appraisal for such holder's Bank Common Shares, and to receive from the Resulting Bank payment of the value of his Bank Common Shares and such other rights and benefits as are provided by law.

                    (C) Immediately after the conversion and allocation provided in subparagraph (A) above, Financial shall, on behalf of the Resulting Bank and as consideration for the benefits received by Financial hereunder, issue to each recordholder of Obligations of the Resulting Bank

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                                       -7-

          a number of Financial Common Shares which represents (i) the number of particular Obligations allocated to such recordholder, multiplied by
          (ii) 1.192 (the "Exchange Ratio"), and the Obligations shall thereupon be cancelled; provided, however, that the Exchange Ratio may be increased, but not decreased, to a higher ratio (the "Adjusted Ratio") determined as of the Effective Date, in the Bank's sole judgment (based upon, among other factors, the opinion of an independent appraiser appointed by, and determined to be acceptable to, the Bank), in which case, each recordholder of Obligations of the Resulting Bank shall receive, in addition to the number of Financial Common Shares determined as provided above, a payment in cash equal to the product of (x) the number of particular Obligations allocated to such recordholder multiplied by (y) the amount by which the Adjusted Ratio exceeds the Exchange Ratio, multiplied by (z) the initial public offering price per share of the Registered Class B Shares.

                    (D) Each holder of a certificate that, immediately prior to the Effective Date, represented Bank Common Shares that were converted pursuant to this Section (a "Bank Stock Certificate") may, at any time after the Effective Date, deliver to Financial (or to its transfer agent, which may be the Resulting Bank) such Bank Stock Certificate and the letter of transmittal which shall be provided by Financial, in exchange for a certificate or certificates (as the holder requests) representing the appropriate number of Financial Exchange Shares, and the payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Bank Stock Certificate is surrendered for exchange to the transfer agent for Financial Common Shares; and when such new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have theretofore become payable with respect to such Financial Common Shares.

                    (E) After the Effective Date there will be no transfers on the stock record books of the Resulting Bank of the Bank Common Shares which were converted pursuant to this Section. If, after the Effective Date, Bank Stock Certificates are presented to the Resulting Bank, they shall be cancelled and exchanged for Financial Common Shares as provided in this Section.

                    (F) As of the Effective Date, the holders of Bank Common Shares not owned by Financial shall cease to have any rights with respect to Bank Common Shares and their sole rights on and following the Effective Date shall be with respect to the Obligations and the Financial Common Shares for which their Bank Common Shares shall have been exchanged as a result of the Merger.

               (ii) The Resulting Bank shall issue 2,089,653 shares of its common stock to Financial (less, if applicable, a number of Bank Shares equal to the Galan Shares that may have been acquired by Financial on or prior to the Effective Date), and shall issue any directors' Qualifying Shares that may be required by, and in accordance with, the Banking Law.

          (b) Each Bank Preferred Share outstanding immediately prior to the Effective Date shall be unaffected by the Merger and shall constitute and continue to be one share of non-cumulative perpetual preferred stock, par value $1.00 per share (liquidation value $25.00 per share), of the Resulting Bank.

          (c) Each Bank Common Share held by Financial immediately prior to the effective Date shall be unaffected by the Merger and shall constitute and continue to be one share of common stock of the Resulting Bank.

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                                       -9-

          (d) Notwithstanding any provision of this Agreement to the contrary, if holders of the Bank Common Shares (other than Financial) are entitled to demand appraisal for their Bank Common Shares under the Banking Law, the following shall apply:

               (i) Any Bank Common Shares held by a holder who has demanded appraisal of his Bank Common Shares and as of the Effective Date has neither effectively withdrawn nor lost his right to such appraisal (the "Dissenting Shares") shall not be converted in the manner set forth in subsection (a) of this Section, but the holder thereof shall only be entitled to such rights as are granted by the Banking Law.

               (ii) Notwithstanding the provisions of paragraph (e)(i) above, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Date or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted as provided in paragraph (a)(i) of this Section.

     10.  STOCK OF INTERIM.

          The issued and outstanding shares of common stock of Interim owned by Financial on the Effective Date shall be converted into the right to receive an amount in cash equal to the par value thereof, and shall thereupon be cancelled upon consummation of the Merger.

     11.  EFFECTS OF MERGER.

          (a) All deposit accounts of the Bank shall be and will become deposits in the Resulting Bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values. After the Effective Date, the Resulting Bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Date.

          (b) Upon the Effective Date, all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by the Bank or Interim or which would inure to either of them, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Resulting Bank, which shall have, hold and enjoy them in its own right as fully and to the same extent as they were possessed, held and enjoyed by the Bank and Interim immediately prior to the Effective Date of the Merger. The Resulting Bank shall be deemed to be a continuation of the entity of both the Bank and Interim and all of the rights and obligations of the Bank and Interim shall remain unimpaired; and the Resulting Bank, upon the Effective Date of the Merger, shall succeed to all those rights and obligations and the duties and liabilities connected therewith.

          (c) Upon the Effective Date, the Resulting Bank shall have outstanding 2,089,653 shares of its common stock, and the 400,000 Bank Preferred Shares.

     12.  DIRECTORS.

          The Board of Directors of the Resulting Bank shall be comprised of all of the current thirteen (13) members of the Board of Directors of the Bank, whose names and addresses are listed in Appendix I attached hereto, immediately prior to the Effective Date, and each director shall serve for the term such director is currently serving as director of the Bank or until a successor director is elected.

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                                      -11-

     13.  OFFICERS.

          The officers of the Bank shall be and will become the officers of the Resulting Bank.

     14.  INCOME TAX MATTERS.

          Prior to the Effective Date, the parties hereto shall have received an opinion of counsel or tax ruling, satisfactory to them in form and substance, with respect to the Puerto Rico income tax consequences of the Merger.

     15.  AMENDMENT OR TERMINATION OF THE AGREEMENT.

          This Agreement may be modified at any time or terminated by mutual written agreement of the Boards of Directors of Financial, the Bank or Interim.

          Any of the terms or conditions of this Agreement which may be legally waived may be waived at any time by any party hereto which is entitled to the benefit thereof, by actions taken or authorized by the Board of Directors of such party.

     16.  GOVERNING LAW.

          This Agreement is made pursuant to, and shall be construed and be governed by, the laws of the Commonwealth of Puerto Rico.

     17.  ALL TERMS INCLUDED.

          This Agreement sets forth all terms, conditions, agreements and understandings of the parties hereto with respect to the Merger.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                    R&G FINANCIAL CORP.


                                                By:/s/ Victor J. Galan
                                                   _____________________________
                                                      Victor J. Galan
                                                         President
                                                  Chief Executive Officer
                                                 and Chairman of the Board


                                                R-G PREMIER BANK OF PUERTO RICO

                                                By:/s/ Victor J. Galan
                                                   _____________________________
                                                      Victor J. Galan
                                                         President
                                                  Chief Executive Officer
                                                 and Chairman of the Board

                                                    R-G PREMIER INTERIM BANK



                                                By:/s/ Victor J. Galan
                                                   _____________________________
                                                      Victor J. Galan
                                                         President

                                   APPENDIX I



Ana M. Armendariz                  Eduardo McCormack
Condominio Hato Rey Plaza          One Street, Block 3 No. 3
Apartment 4-E                      Alturas de Torrimar
Hato Rey, PR 0918                  Guaynabo, PR 00969

Victor L. Galan-Fundora            Ramon Prats
Condominio The Falls               Paseo Alto No. 41
Apartment J-7 Box 422              Los Paseos
Guaynabo, PR 00969                 Rio Piedras, PR 00926

Pedro Ramirez-Soltero              Enrique Umpierre-Suarez
Romany Park A-6                    9 Gabrielle Street
Rio Piedras, PR 00926              Monte Alvernia
                                   Rio Piedras, PR 00927

Juan J. Diaz                       Gilberto Rivera-Arreaga
A-22 Alborada Street               C-24 Nardos Street
Highland Gardens                   Enramada
Guaynabo, PR 00969                 Bayamon, PR 00961

Laureano Carus-Abarca              Benigno R. Fernandez
9-A Pino de Rio Street             EE-14 Poppy Street
Garden Hills                       Borinquen Gardens
Guaynabo, PR 00969                 Rio Piedras, PR 00926

Victor J. Galan                    Martin J. Rovira-Garcia
M-2 Clavel Street                  1464 Tossa de Mar Street
Parque de Santa Maria              Condado
Rio Piedras, PR 00927              San Juan, PR 00907

Jeanne Ubinas
Condominio Laguna
548 O'Hare Street and
Baldorioty de Castro Avenue
Miramar
San Juan, PR 00907